Exhibit 8.1

November 15, 2005

Aames Investment Corporation

350 S. Grand Avenue, 43rd Floor

Los Angeles, California 90071

Dear Sirs:

We have acted as your counsel in connection with the registration of securities of Aames Investment Corporation (“Aames”) on a Registration Statement on Form S-3 (File No. 333-128623) under the Securities Act of 1933, as amended, filed by Aames with the Securities and Exchange Commission of the United States (the “Registration Statement”).

In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied without independent investigation as to certain factual matters upon the statements and representations contained in a certificate provided to us by Ames, dated November 15, 2005 (the “Certificate”).

In rendering this opinion, we have also assumed, with your approval, that (i) the statements and representations made in the Certificate are true and correct and (ii) the Certificate has been executed by an appropriate and authorized officer of Aames.

Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that commencing with its taxable year ending December 31, 2004, Aames has been organized in conformity with the requirements for qualification as a REIT under the Code, its manner of operations has enabled it to satisfy the requirements for qualification as a REIT for taxable years ending on or prior to the date hereof and its proposed method of operations will enable it to satisfy the current requirements for qualification and taxation as a REIT for subsequent taxable years. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can

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be given that contrary positions may not be taken by the Internal Revenue Service or a court.

Aames’s qualification as a REIT will depend upon the continuing satisfaction by Aames of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We do not undertake to monitor whether Aames actually has satisfied or will satisfy the various REIT qualification tests.

We hereby consent to the reference to us in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations”. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP